Exhibit (a)(1)(C)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

HEARTWARE INTERNATIONAL, INC.

at

$58.00 Per Share

Pursuant to the Offer to Purchase

Dated July 26, 2016

by

MEDTRONIC ACQUISITION CORP.

a wholly-owned subsidiary of

MEDTRONIC, INC.

a wholly-owned subsidiary of

MEDTRONIC PUBLIC LIMITED COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, IMMEDIATELY AFTER 11:59 P.M. EASTERN TIME ON AUGUST 22, 2016, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 26, 2016

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

Medtronic Acquisition Corp., a Delaware corporation (“Purchaser”), has appointed The Proxy Advisory Group, LLC to act as Information Agent (the “Information Agent”) in connection with Purchaser’s offer to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of HeartWare International, Inc., a Delaware corporation (“HeartWare”), at a price of $58.00 per Share, paid to the seller in cash, without interest, subject to any required withholding of taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 26, 2016 (the “Offer to Purchase”), and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitutes the “Offer”). The Purchaser is a wholly-owned subsidiary of Medtronic, Inc., a Minnesota corporation (“Parent”), which is a wholly-owned subsidiary of Medtronic plc, a public limited company organized under the laws of Ireland (“Medtronic”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1.	the Offer to Purchase;

2.	the Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with the included Internal Revenue Service Form W-9;

3.	a printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining the clients’ instructions with regard to the Offer; and

4.	HeartWare’s Solicitation/Recommendation Statement on Schedule 14D-9, dated July 26, 2016, which has been filed by HeartWare with the U.S. Securities and Exchange Commission.

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, (a) there being validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date of the Offer a number of Shares that when added to the Shares already owned by Parent, Purchaser or any wholly-owned subsidiaries of Medtronic constitute a majority of the then outstanding Shares, and (b) approvals under applicable antitrust laws in Austria, Germany and Spain being obtained. The Offer was also conditioned on the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated. The applicable waiting period expired on July 25, 2016. A full description of the Offer conditions is set forth in Section 14 of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at the end of the day, immediately after 11:59 p.m. Eastern time, on August 22, 2016, unless the Offer is extended or earlier terminated.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 27, 2016 (as it may be amended from time to time, the “Merger Agreement”), by and among Parent, Purchaser and HeartWare. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into HeartWare (the “Merger”) without a vote of the stockholders of HeartWare in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with HeartWare continuing as the surviving corporation in the Merger. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) owned by HeartWare as treasury stock or owned by Parent or Purchaser, which Shares will be cancelled and retired and will cease to exist or (ii) held by a holder who properly demands appraisal for such Shares in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, payable to the holder thereon, without any interest thereon, equal to the Offer Price, upon the terms and subject to the conditions set forth in the Merger Agreement. As a result of the Merger, HeartWare will cease to be a publicly traded company and will become a wholly-owned subsidiary of Parent. For a description of the Merger Agreement, see Section 12 of the Offer to Purchase.

On June 26, 2016, the board of directors of HeartWare unanimously (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are fair to and in the best interests of, HeartWare and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer and the Merger, and (iii) subject to the other terms and conditions of the Merger Agreement, resolved to recommend that all holders of Shares tender their Shares pursuant to the Offer, and if required by applicable law, adopt the Merger Agreement and approve the Merger.

For Shares to be properly tendered pursuant to the Offer and accepted for purchase by Purchaser, Share certificates or confirmation of receipt of such Shares under the procedure for book-entry transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal, and any other documents required by the Letter of Transmittal must be timely received by Computershare Trust Company, N.A. (the “Depositary”) prior to the Expiration Date. Tender of Shares through guaranteed delivery procedures is not allowed. Under no circumstances will interest be paid on the purchase price for the shares tendered, regardless of any extension of the Offer or any delay in making payment.

Tendering stockholders whose Shares are registered in their own names and who tender their Shares directly to the Depositary in the Offer will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. You will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions and requests for additional copies of the enclosed materials may be directed to us as Information Agent at the address and telephone number set forth on the back cover of the enclosed Offer to Purchase.

Very truly yours,

The Proxy Advisory Group, LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF MEDTRONIC, PARENT, PURCHASER, THE DEPOSITARY OR THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

The Proxy Advisory Group, LLC

18 East 41st Street, Suite 2000

New York, NY 10017-6219

(844) 583-6337 (Toll Free)

(844) 5-TENDER (Toll Free)